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         UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                           FORM 12b-25
                                                  SEC FILE NUMBER
                   NOTIFICATION OF LATE FILING        0-23087

                                                    CUSIP NUMBER
                                                     85569E 10 3

                           FORM 10-Q
               For Period Ended: September 30, 1997

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

PART I - REGISTRANT INFORMATION

            STARTEC GLOBAL COMMUNICATIONS CORPORATION
            -----------------------------------------
                     Full Name of Registrant

                          Not Applicable
                    -------------------------
                    Former Name if Applicable

                      10411 MOTOR CITY DRIVE
    --------------------------------------------------------
    Address of Principal Executive Office (Street and Number)

                        BETHESDA, MD 20817
                     ------------------------
                     City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.
(Check box if appropriate)

     (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort
or expense;                                                   / /

     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day
following the prescribed due date; and                        /X/

     (c)  The accountant's statement or other exhibit required by
Rule 12b-25 has been attached if applicable.                  / /

PART III - NARRATIVE

     State below in reasonable detail the reasons why the Form
10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     First periodic report since initial public offering.

PART IV - OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification.

     ROBERT B. MURPHY         301              230-5212
     ------------------------------------------------------
         (Name)           (Area code)    (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the Registrant was required to file such reports) been filed? If answer is no,
identify report(s).                               [X]Yes   [ ]No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                  [ ]Yes   [X]No

     If so: attach an explanation of the anticipated change, both narratively and qualitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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            STARTEC GLOBAL COMMUNICATIONS CORPORATION
           -------------------------------------------
           (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

                       STARTEC GLOBAL COMMUNICATIONS CORPORATION

                       By: /S/ PRABHAV V. MANIYAR
                           ------------------------------------
                              Prabhav V. Maniyar
                              Senior Vice President, Chief
                              Financial Officer and Secretary
Date: November 17, 1997

                            ATTENTION

     Intentional misstatements of omissions of fact constitute
Federal Criminal Violations (See 18 U.S.C. 1001).]